As Filed with the Securities and Exchange Commission on March 21, 2002

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALLAWAY GOLF COMPANY

(Exact name of Registrant as specified in its charter)

2180 Rutherford Road
Carlsbad, California 92008-7328

(Address of principal executive offices)

Delaware	95-3797580
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

401(K) RETIREMENT INVESTMENT PLAN

(Full title of the plan)

Ronald A. Drapeau
Chairman, President and Chief Executive Officer
2180 Rutherford Road
Carlsbad, California 92008-7328
(760) 931-1771
(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities	to be	Price Per	Offering	Registration
to be Registered	Registered (1)(2)	Share (3)	Price (3)	Fee

Common Stock, $.01 par value	1,500,000 shares	$19.75	$29,625,000	$2,725.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of additional shares of Common Stock as may be issued under such plan as a result of adjustment provisions thereunder.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of Callaway Golf Company Common Stock as reported on March 18, 2002 on the New York Stock Exchange.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Callaway Golf Company, a Delaware corporation (the “Company”), and relates to 1,500,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable under the Callaway Golf Company 401(k) Retirement Investment Plan (the “Plan”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have previously been filed by the Company with the Commission, are hereby incorporated into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2001;

(b)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2000;

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (Registration No. 33-53732), including any amendment or report filed for the purpose of updating such description; and

(d)	The description of the Company’s Rights contained in the Company’s Registration Statement on Form 8-A filed on June 27, 1995, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered thereunder have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

     For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Brian P. Lynch, who has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement, is an employee of the Company.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees and agents of the Company.

     The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director. Delaware law provides that this provision in the Company’s Certificate of Incorporation shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company’s Bylaws provide that the Company, to the maximum extent permitted by the Delaware General Corporation Law, shall indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person is or was a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Board of Directors of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Company is required to indemnify a director or officer in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors of the Company.

     The Company’s Bylaws further provide that the Company shall pay the expenses (including attorney’s fees) incurred by a director or officer of the Company entitled to indemnification in defending any such action, suit or proceeding in advance of its final disposition provided such director or officer undertakes to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to such indemnification.

     The Company’s Bylaws provide that the foregoing indemnification rights shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

     The Company has entered into Indemnification Agreements with its outside directors. These Indemnification Agreements require the Company to indemnify each outside director if he or she is or was a party or other participant in any suit or proceeding individually or in the right of the Company or any subsidiary of the Company, by reason of (i) the fact that such outside director is or was a director of the Company or any subsidiary, (ii) any action or inaction on the part of such outside director while a director of the Company or any subsidiary, and/or (iii) the fact that such outside director is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise. The indemnification extends to all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred by the outside director in connection with such action, suit or proceeding if the outside director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Indemnification Agreements require that, to the extent that the outside director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, the Company indemnify such outside director against expenses actually and reasonably incurred by him or her in connection therewith. The Company must further advance, within 30 days of a written request, all expenses incurred by the outside director in connection with the investigation, defense, settlement or appeal of any such action or proceeding; provided, however, that the outside director must repay such amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. Under the Indemnification Agreements, the outside directors are permitted to petition the court to seek recovery of amounts due under the Indemnification Agreements and to recover the expenses of seeking such recovery if he or she is successful.

     The Indemnification Agreements also provide that the Company will indemnify the outside directors to the fullest extent permitted by law. Absent the Indemnification Agreements, indemnification that might be made available to outside directors could be changed by amendments to the Company’s Certificate of Incorporation or Bylaws. Benefits under the Indemnification Agreements are not available, however, to indemnify an outside director (i) with respect to proceedings or claims initiated by the outside director that are not by way of defense (unless authorized by the Board of Directors); (ii) with respect to liability for transactions from which the outside director derived an improper personal benefit; (iii) if the outside director is determined to have committed acts of active and deliberate dishonesty; (iv) for expenses or liabilities that have been paid to the outside director under an insurance policy maintained by the Company or otherwise by any other means; or (v) for an accounting of profits realized from the purchase and sale of securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934.

     In addition to the foregoing, the Company’s Bylaws provide that the Company shall have the power, to the maximum extent permitted by the Delaware General Corporation Law, to indemnify any person (other than directors and officers) who is or was an employee or agent of the Company, who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Company.

     The Company maintains directors and officers liability insurance covering the directors and officers of the Company against claims arising out of the performance of their duties as such.

ITEM 7.	EXEMPTION FROM REGISTRATION.

     Not Applicable.

ITEM 8.	EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature page(s).

     The undersigned registrant has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, as of March 20, 2002.

CALLAWAY GOLF COMPANY

By:	/s/ Ronald A. Drapeau

Ronald A. Drapeau Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.

Signature	Title	Dated as of

/s/ RONALD A. DRAPEAU Ronald A. Drapeau	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 20, 2002

/s/ BRADLEY J. HOLIDAY Bradley J. Holiday	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 20, 2002

/s/ DENNIS R. SECOR Dennis R. Secor	Vice President and Controller (Principal Accounting Officer)	March 20, 2002

* William C. Baker	Director	March 20, 2002

* Ronald S. Beard	Director	March 20, 2002

* Vernon E. Jordan, Jr	Director	March 20, 2002

* Yotaro Kobayashi	Director	March 20, 2002

* Richard L. Rosenfield	Director	March 20, 2002

*By:	/s/ BRADLEY J. HOLIDAY

Bradley J. Holiday, Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the trustee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, as of March 20, 2002.

CALLAWAY GOLF COMPANY 401(K) RETIREMENT INVESTMENT PLAN

Plan Committee of the 401(k) Retirement Investment Plan, Plan Administrator

By:	/s/ Bradley J. Holiday

Name: Bradley J. Holiday Title:Member

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation, incorporated herein by this reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (“Commission”) on July 1, 1999 (file no. 1-10962).

3.2	First Amended and Restated Bylaws, effective August 17, 2001, incorporated herein by this reference to the corresponding exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the Commission on November 14, 2001 (file no. 1-10962).

4.1	Dividend Reinvestment and Stock Purchase Plan, incorporated herein by this reference to the Prospectus in the Company’s Registration Statement on Form S-3, as filed with the Commission on March 29, 1994 (file no. 33-77024).

4.2	Rights Agreement by and between the Company and Chemical Mellon Shareholder Services as Rights Agent dated as of June 21, 1995, incorporated herein by this reference to the corresponding exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1995, as filed with the Commission on August 12, 1995 (file no. 1-10962).

4.3	First Amendment to Rights Agreement, effective June 22, 2001, by and between Callaway Golf Company and Mellon Investor Services, LLC. Incorporated by reference to the corresponding exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

4.4	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Junior Participating Preferred Stock, incorporated herein by this reference to the corresponding exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed with the Commission on August 12, 1995 (file no. 1-10962).

5.1	Opinion of Brian P. Lynch, Esq., Senior Corporate Counsel of Callaway Golf Company, as to the legality of the securities being registered.

23.1	Consent of Arthur Andersen LLP, Independent Public Accountants.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

23.3	Consent of Brian P. Lynch, Esq. (included in Exhibit 5.1).

24.1	Form of Power of Attorney.

99.1	Letter dated March 21, 2002 from the Company to the Commission, incorporated herein by this reference to Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Commission on March 21, 2002 (file no. 1-0962).